Exhibit 99.2

Hortonworks Prepared Financial Remarks for the First Quarter of 2018

SANTA CLARA, Calif. – May 8, 2018 – Hortonworks, Inc.® (NASDAQ: HDP), a leading provider of global data management solutions, today announced financial results for the first quarter of 2018. We are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call.

Today we will also host a live call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website at http://investors.hortonworks.com. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available on the Hortonworks Investor Relations website for approximately seven days.

Reuben Gallegos (VP, Investor Relations & Corporate Development)

Thank you. Good afternoon and welcome to Hortonworks’ Q1 2018 Earnings Call. Today we will discuss the results announced in our press release and prepared remarks issued after market close. With me are Rob Bearden (Chairman and CEO), Scott Davidson (COO and CFO) and Scott Gnau (CTO).

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company, including our expectations regarding market opportunity, future partnerships, future trends impacting our business and outlook. The statements that we make today are based on assumptions that we believe to be reasonable as of this date and are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC. We undertake no obligation to update these statements as a result of new information or future events. We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release. So, with that said, I will turn the call over to Rob for some opening comments.

Rob Bearden (Chairman and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call.

As always, I want to start off by thanking our customers, the open source community, our partners and shareholders for their support. When we started this journey, our mission was to make Hadoop an enterprise-viable data platform that would drive the evolution of a modern data architecture. While Hadoop remains a cornerstone technology within our strategy, the combination of Hortonworks Data Platform (HDP®), Hortonworks DataFlow (HDFTM) and Hortonworks DataPlane Service (DPSTM) now places us squarely at the core of the global data management marketplace. Customer requirements have evolved as well and are being driven by business use cases that derive benefits from real-time streaming analytics, flexibility and interoperability across clouds and the desire to deliver all of this in a unified, secure, governed and extensible platform. Thus, we find ourselves moving well beyond a company building a Hadoop distribution to one charging forward with customers from every industry to define next-generation data platforms that can address a very large, complex and rapidly growing market.

For today’s call, I will review our business highlights and customer successes for the first quarter of the year and discuss several of the market opportunities we are pursuing. Then, Scott will discuss our financials for the first quarter and our outlook for the second quarter and full year 2018.

Business Highlights

We started 2018 with tremendous market and industry momentum. When I meet with customers around the world, our strategy resonates with them. I have also come to understand that their objectives extend well beyond today’s point solutions and legacy approaches and they are creating a data architecture that will address their broad and evolving requirements over the next five to ten years. It is with this in mind that our teams continue to create solutions alongside the contributors within the Apache open source community that address the data strategy requirements for a market that is expected to be approximately $49 billion by 2021i.

Our customer demand and product adoption are also progressing well, as evidenced by total GAAP revenue in the first quarter of 2018 growing 41 percent year-over-year to $79.1 million. This was another quarterly record. Additionally, we saw robust demand from international customers where revenue grew 68 percent year-over-year. The combination of revenue growth and disciplined spending allowed us to generate $8.0 million in operating cash flow, which is now our second consecutive quarter of positive cash flow. This is the result of great execution across all our global lines of business, and I am very proud of our team.

From a technical perspective, we introduced a new offering for Hortonworks DataPlane Service, which is critical for enabling hybrid data architectures. This new service, called Data Steward Studio, removes the barriers between disparate storage locations and ensures a unified policy for security, governance and operations. This service provides a welcome advantage to customers needing to capture, connect and analyze data in various locations and environments. Furthermore, with the General Data Protection Regulation (GDPR) enforcement date just a few weeks away, the availability of these solutions with the new service offering puts Hortonworks in a strong position to help customers comply with the changing global regulatory landscape. Companies like SAP SuccessFactors have taken a leadership role in preparing for this regulatory change with our platform.

We also released a new version of HDF that enhances operations and developer productivity. It delivers integrated governance, security and management capabilities across the entire data landscape. These enhancements to HDF improve ease of use and time to value by enabling increased developer productivity while also expanding enterprise interoperability. HDF has become a critical component to many customers who demand real-time data streaming capabilities and those market leaders with advanced Internet of Things (IoT) frameworks. In fact, this quarter, half of our deals over $1.0 million included HDF.

From an ecosystem perspective, use of HDP and HDF is expanding within our partner network, which represents a great opportunity to accelerate business value for our customers. In the last nine months, we have established a working model with IBM that has been expanded to include HDF in its offerings and allowed us to utilize their Data Science Experience (DSX) as our machine learning and artificial intelligence (AI) go-to-market solution. In addition, Accenture is leveraging our platforms as part of its technology practice to help customers build big data analytics solutions. We have also recently renewed our long-standing partnership agreement with Microsoft for another three years, solidifying Hortonworks’ products within their cloud offerings via HD Insight. Microsoft and our relationship with them enable our joint customers to fully deliver hybrid data solutions.

From an international market perspective, as I mentioned earlier, we continue to see strong growth from customers outside of the United States. In April, we hosted over 1,200 customers, partners and community leaders at our DataWorks Summit in Berlin which included Hotels.com, MunichRe, O2, Rogers Communications, Rabobank, Renault, Santander Bank, Standard Bank South Africa and many others. Their participation reflects our international customers’ interest and the investment that they are making to build modern data solutions with our platforms.

From a customer and use case perspective, global data management strategies have become focused on managing the entire lifecycle of data, and our solutions have become integral parts of enabling the modern data architecture. We have also seen a shift in our customers’ ability to derive rapid and real business value from their data.

For example, in the healthcare sector, Clearsense is providing real-time notifications to hospital personnel to promote better clinical, financial and operational decisions. By utilizing HDP and HDF, Clearsense provides predictive analytics and real-time monitoring of patient health, in addition to significant cost savings for their customers. They are also evaluating DPS to further enhance their service offerings. Quanam, an enterprise software and solutions company, also uses our platforms to develop tools that assist in the clinical classification of genomic variants, which helps in the determination of clinical significance using machine learning and natural language processing.

In the financial services sector, Standard Bank South Africa deployed a data science platform with HDP and built data science use cases for anomaly and fraud detection in mobile banking. Societe Generale is using HDP and HDF to analyze billions of data points in just hours for authentic regulatory reporting and assessing risk positions.

And lastly, Trimble, a leading enterprise software provider for transportation and logistics companies, led an effort to move more than 2,000 transportation and logistics companies from an antiquated manual system to a modern platform that provides enhanced analytics, real-time vehicle data, financial planning and logistics execution. Trimble utilized HDP, HDF and blockchain ledgers to transform contract freight tracking, farm-to-fork models, food safety and other complex logistics planning and execution scenarios. With HDF, Trimble can give its customers the visibility needed to help prevent problems before they occur.

The takeaway here is that companies across many verticals realize the business value that can be derived from our platforms for global data management. Today, much of this data is created at the edge and is blended into historical data stores, where it is leveraged to drive data-hungry modern applications that provide everything from better patient care, logistics optimizations, and customer 360-degree views to risk and fraud detection in today’s top financial services firms.

Market Opportunities

Now let us review a couple of broader market trends that are driving demand for our solutions. The first is the enablement of a hybrid data architecture across global enterprises. A significant number of our customers have workloads in the cloud, across multiple clouds and on premises but have been challenged with the orchestration of their data across this hybrid landscape.

What we are finding is that cloud deployments offer excellent use cases for ephemeral analytic workloads but are not necessarily cost effective for all workloads or data. Integration and interoperability across applications and other data processing infrastructure is difficult or nonexistent, thus providing substantial risk to an organization due to a lack of holistic visibility into the security and governance of their data. Multiple data lakes or data silos and the use of multiple public cloud providers increase the challenge for these enterprises.

Actually, this issue was cited by Forresterii back in 2016. They identified the need for a “big data fabric,” which they defined as “bringing together disparate big data sources automatically, intelligently, and securely, and processing them in a big data platform technology, such as Hadoop and Apache Spark, to deliver a unified, trusted, and comprehensive view of customer and business data.”

Hortonworks DataPlane is our answer to this need; it is a service layer that manages data across cloud, on premises and hybrid footprints. It enables companies to understand where all of their data assets are, what they contain, who accessed them and what action was taken. This creates lineage in support of regulatory requirements like GDPR and trust across all their data from creation at the edge to streaming and real-time analytics. Because of this, Hortonworks DataPlane Service is a true enabler for AI-driven businesses.

The other market trend we continue to see is growth of the enterprise IoT. This market is growing rapidly with the need to drive data analytics to the edge, where data is ingested from sensors and machines. We are seeing interest in HDF from customers who want to utilize real-time analytics by processing data from its point of origin through its point of rest. As the amount of data has continued to grow, companies recognize they will have to move upstream to perform analytics on data streams before they come to rest. In many industries, it is not an option to wait until data has come to rest before performing analytics, like fraud detection in financial services or anomaly detection in manufacturing.

The growth in enterprise IoT use cases is expected to dramatically increase the number of endpoints and the resulting volume of data is expected to grow exponentially. By design, some of this data will be stored in the cloud, thus further driving the need for a hybrid data architecture as noted earlier. HDF is a unique platform, which is designed and architected to operate out to the edge and has scaled to support the endpoints where data is created. HDF is integrated into our solutions to enable a modern data architecture where hybrid requirements exist.

Summary

Because our solutions manage the entire lifecycle of data, we believe that we are uniquely positioned to benefit from the explosive growth of data that is occurring in every modern business. We are laser focused on capturing the significant market opportunities of hybrid data architectures, IoT and big data analytics with our platforms. Our competitors’ solutions may address a subset of these opportunities, but we believe customers need an integrated platform that enables the entire lifecycle of data management with common security, governance and operational capabilities. Whether the data is at rest or in motion, we are helping companies derive critical insights about their businesses that will transform how our customers and partners manage the lifecycle of their data for years to come.

Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders. That concludes my remarks and now Scott will recap the Q1 financial highlights. Scott?

Scott Davidson (COO and CFO)

Thanks, Rob. I will start by providing details on our first quarter 2018 performance and conclude with our outlook for the second quarter and full year 2018.

As Rob mentioned, our Q1 2018 total GAAP revenue was $79.1 million, up 41 percent compared to the same period in 2017. Support subscription revenue was $61.5 million, or 78 percent of total GAAP revenue for the first quarter, up 46 percent compared to the same period in 2017.

International GAAP revenue grew approximately 68 percent year-over-year in the first quarter and accounted for approximately 30 percent of our total GAAP revenue in the quarter. Five of the deals with total contract value greater than $1.0 million in the first quarter were with companies in the international market.

From a deal perspective:

•	We had 10 deals over $1.0 million with 5 of those deals including HDF;

•	Within the last 12 months, we closed 52 deals with a dollar value over $1.0 million;

•	We also now have 59 customers with an annual recurring revenue (ARR) in excess of $1.0 million; and

•	The average dollar-based net expansion rate was 120 percent over the trailing four-quarter period.

Since our IPO in 2014, we have reported on the net expansion rate. Comparatively, other subscription-type companies disclose the performance of customer cohorts as a metric. We have tracked customer cohort data in the last few years and have begun using such data to manage our business. By definition, a cohort class is a group of new logo customers for a given quarter. We have 21 customer cohort classes going back to 2013. We have examined those cohorts, measured their subscription contract growth by quarter and then calculated a growth multiple of dollars under contract. The data depicted in the investor deck on our website reveals that the multiple expansion for each cohort class has grown, on average, by ~3x in four quarters, by ~5x in eight quarters and by ~9x in twelve quarters. Or, put another way, $1 in a subscription contract value at inception of a new logo signed would, on average, be worth ~$9 twelve quarters later. This view inherently provides greater fidelity in understanding our customer relationships in that it captures initial purchases, expansion purchases and churn. Importantly, it also provides the ability to track a customer cohort or multiple customer cohorts and their lineage. This is valuable in evaluating prospective customer engagement and has replaced the dollar-based net expansion rate internally as a methodology for us to understand our customer’s journey and manage our sales and marketing efforts.

Conversely, the dollar-based net expansion metric has become less relevant to us for managing the business. As we evolve and refine how we manage our business, we find that the cohort view provides greater value to understanding our model, and so we will replace the net expansion metric with updates to the cohort data on a quarterly basis after this quarter.

GAAP gross margin was 72 percent for the first quarter of 2018, compared to 68 percent for the same period in 2017. Non-GAAP gross margin expanded by 3 percentage points to 74 percent, compared to 71 percent for the same period in 2017.

GAAP operating loss was $40.8 million for the first quarter of 2018, compared to $54.4 million for the same period last year. GAAP operating margin improved by 45 absolute percentage points for the first quarter of 2018 to a negative 52 percent compared to the same period last year. Non-GAAP operating loss was reduced by more than half to $14.3 million for the first quarter of 2018, compared to $30.5 million for the same period in 2017. Non-GAAP operating margin for the first quarter of 2018 was a negative 18 percent, a 36-percentage point improvement when compared to a negative 54 percent for the same period in 2017.

For Q1 2018, GAAP net loss was $42.1 million, or $0.55 per basic and diluted share. This compares to a GAAP net loss of $54.8 million, or $0.89 per basic and diluted share, for the same period in 2017. Q1 2018 non-GAAP net loss was $15.5 million, or $0.20 per basic and diluted share. This compares to a non-GAAP net loss of $30.9 million, or $0.50 per basic and diluted share, for the same period in 2017.

With respect to the balance sheet, the transition to ASC 606 has given rise to the concept of contract liabilities. Total contract liabilities are comprised of short-term deferred revenue, long-term deferred revenue and other contract liabilities. Each of these was included in the deferred revenue category under ASC 605, the previous revenue guidance. For those of you who choose to calculate billings, you would combine revenue and the change in total contract liabilities.

As noted in our last call, we adopted ASC 606 as of January 1, 2018. Total contract liabilities were $275.2 million as of December 31, 2017 and $252.5 million as of January 1, 2018, post adoption, representing a $22.7 million reduction. As of March 31, 2018, total contract liabilities were $249.5 million.

Turning to the cash flow statement, operating cash flow was $8.0 million for the first quarter of 2018. This was our second consecutive quarter of positive operating cash flow and compares to operating cash used of $9.0 million for the same period last year. We expect to be operating cash flow positive for the full year 2018.

We exited the first quarter of 2018 with a total cash and investments balance of $89.4 million, an increase of approximately 23 percent from the fourth quarter of 2017, and maintain access to another $50.0 million under our revolving credit facility.

Our Outlook

As of May 8, 2018, Hortonworks is providing the following financial outlook for the second quarter and full year 2018.

For the Second Quarter of 2018

We expect

•	Total GAAP revenue of $80.0 million.

•

GAAP operating margin between negative 57 percent and negative 52 percent, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $27.0 million.

•

Non-GAAP operating margin between negative 24 percent and negative 19 percent, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $27.0 million.

For the Full Year 2018

We expect

•	Total GAAP revenue between $325.0 and $330.0 million.

•

GAAP operating margin between negative 52 percent and negative 47 percent, which includes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $101.0 million.

•

Non-GAAP operating margin between negative 23 percent and negative 18 percent, which excludes stock-based compensation and related expenses and amortization of purchased intangibles of approximately $101.0 million.

GAAP operating margin outlook includes estimates of stock-based compensation and related expenses and amortization of purchased intangibles in future periods and assumes, among other things, the occurrence of no additional acquisitions, investments or restructuring and no further revisions to stock-based compensation and related expenses. That concludes my financial recap. Operator, please open the line for Q&A. Thank you.

[i]

Sources: IDC’s Worldwide Nonrelational Database Management Systems Software Forecast, 2017–2021, July, 2017; IDC’s Worldwide Storage for Big Data and Analytics Forecast, 2017–2021, September, 2017; Worldwide Big Data and Analytics Software Forecast, 2017–2021, July, 2017; Worldwide Big Data Technology and Services Forecast, 2016–2020, December, 2016.

ii	Source: Yuhanna, Noel. “Big Data Fabric Drives Innovation and Growth. Next-Generation Big Data Management Enables Self-Service And Agility.” Forrester®, March 8, 2016.